Exhibit 10.16

OTIS WORLDWIDE CORPORATION

COMPANY AUTOMATIC CONTRIBUTION EXCESS PLAN

(Effective as of January 1, 2020)

ARTICLE I – PREAMBLE

Section 1.1 – Purpose of the Plan

The Otis Worldwide Corporation Company Automatic Contribution Excess Plan (the “CACEP” or the “Plan”) is hereby established effective January 1, 2020 (the “Effective Date”) for the benefit of Otis employees whose contributions to the Qualified Savings Plan are limited due to (i) the compensation limitations imposed by Section 401(a)(17) of the Code, (ii) the contribution limitations imposed by Section 415(c) of the Code, or (iii) the Participant’s elective deferral of compensation.  The purpose of the CACEP is to provide for the accrual of benefits which are supplemental to Company Retirement Contributions and certain Company Matching Contributions benefits payable under the Qualified Savings Plan.

Section 1.2 – Spin-off from UTC

On November 26, 2018, United Technologies Corporation (“UTC”) announced its intention to separate into three independent companies:  UTC, Otis Worldwide Corporation (the “Corporation”) and Carrier Global Corporation (“Carrier”), through spin-off transactions expected to be completed by mid-year 2020.  The transaction by which the Corporation ceases to be a Subsidiary of UTC is referred to herein as the “Spin-off.”  In connection with the Spin-off, and pursuant to the terms of the Employee Matters Agreement to be entered into by and among the Corporation, UTC, and Carrier (the “Employee Matters Agreement”), the Corporation and the Plan shall assume all obligations and liabilities of UTC and its Subsidiaries under the UTC CACEP with respect to “Otis Group Employees” and “Former Otis Group Employees” (as such terms are defined in the Employee Matters Agreement, and collectively referred to as “Otis Employees”).  Any benefits due under the UTC CACEP with respect to Otis Employees or Beneficiaries of Otis Employees will now be the responsibility of the Corporation and this Plan, and any such benefits accrued but not yet paid under the UTC CACEP immediately prior to the Effective Date will be administered and paid under the terms of this Plan.  All investment and distribution elections and designations of Beneficiary made under the UTC CACEP by an Otis Employee or Beneficiary of an Otis Employee and in effect immediately prior to the Effective Date will continue to apply and shall be administered under this Plan, until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the Plan.  All valid domestic relations orders filed with the UTC Plan as of immediately prior to the Effective Date with respect to the benefit of an Otis Employee shall continue to apply under this Plan to the extent provided under Section 9.2.

ARTICLE II – DEFINITIONS

Unless otherwise indicated, capitalized terms herein shall have the same meanings ascribed under the Qualified Savings Plan.

(a)
Beneficiary means the person, persons, entity or entities designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death in accordance with the terms of this Plan.  If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the Participant’s estate.

(b)
Benefit Reduction Contribution means an amount credited by the Corporation to the Participant’s Plan Account to restore the reduction in the Company Automatic Contribution credited to a Participant’s Plan Account as a result of the reduction of such Participant’s Eligible Earnings due to an elective deferral of compensation by the Participant under the Otis Worldwide Corporation Deferred Compensation Plan.

(c)
Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.  Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance.  References to “Section 409A” shall refer to Section 409A of the Code and any final regulations and guidance issued thereunder by the Internal Revenue Service from time to time in effect.

(d)	Committee means the Otis Employee Benefit Plan Committee, which is responsible for the administration of the Plan.

(e)
Company Automatic Contribution means the age-graded non-matching contribution credited to the Plan on behalf of a Participant in accordance with Sections 5.1 and 5.2 of the Plan.  Where referring to Company Automatic Contributions in the Qualified Savings Plan, the definition of such term in the Qualified Savings Plan shall apply.

(f)	Company Matching Contribution means the matching contribution credited to the Plan on behalf of a Participant in accordance with Section 5.2 of the Plan.

(g)	Corporation means Otis Worldwide Corporation.

(h)	DCP means the Otis Worldwide Corporation Deferred Compensation Plan.

(i)
Default Investment Option means the Investment Fund designated by the Plan or selected by the Committee on behalf of all Participants at the time they first become eligible to participate in the Plan.  The Default Investment Option shall be the Income Fund, unless otherwise determined in the sole discretion of the Committee.

(j)
Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration.

(k)
Election Form means the form or process provided by the Committee to Participants electronically or in paper form for the purpose of specifying the method of distribution and/or the percentage allocation among the Investment Funds with respect to a Participant’s Plan Account.

(l)
Eligible Earnings means the total compensation paid with respect to a Plan Year to a Participant meeting the definition of “Compensation” as set forth in the Qualified Savings Plan, but modified by disregarding the IRS Compensation Limit in such definition and including amounts the Participant elects to defer for such Plan Year to the Otis Savings Restoration Plan.

(m)	Eligible Excess Compensation means Eligible Earnings in excess of the IRS Compensation Limit for any Plan Year.

(n)
Employee means an employee of the Corporation and its Subsidiaries, but excluding any employee who is not eligible to participate in the Qualified Savings Plan and any Represented Employee (as defined in the Qualified Savings Plan).  For the period from January 1, 2020 until the Spin-off date, Corporation as used in this definition shall mean Otis Elevator Company, a New Jersey company, and Employee shall exclude any employee of UTC and its Subsidiaries and affiliates who is not deemed to be within the Otis business unit of UTC.

(o)
Investment Fund means a hypothetical fund that tracks the value of an investment option offered under the Qualified Savings Plan or the DCP, as determined by the Committee.  Investment Funds offered under the CACEP may be changed from time to time by the Committee and shall be valued in the manner set forth in Section 6.2.  The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Funds.  Amounts credited to any Investment Fund do not result in the investment in actual assets corresponding to the Investment Fund.

(p)	IRS Compensation Limit means the limitation imposed by Section 401(a)(17) of the Code.

(q)	IRS Contribution Limit means the limitation imposed by Section 415(c) of the Code.

(r)
Otis Company means (i) prior to the Spin-off, UTC or any entity controlled by or under common control with UTC within the meaning of Section 414(b) or (c) of the Code and (ii) from and after the Spin-off, the Corporation and any entity controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Code (but under both (i) and (ii) substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

(s)
A Participant eligible for a contribution under the Plan for a Plan Year means an eligible Employee who (i) has Eligible Excess Compensation, or (ii) is barred from receiving an allocation of Company contributions under the Qualified Savings Plan for such Plan Year due to the IRS Contribution Limit; and (iii) is not an active Participant in the UTC CACEP or the Carrier Global Corporation Company Automatic Excess Plan.  A Participant who has previously received an allocation under the Plan but who ceases to be eligible under the preceding sentence shall not be eligible for a contribution under Article V but shall remain a Participant under the Plan with respect to his or her Plan Account until it is distributed or forfeited in accordance with the terms of the Plan.

(t)	Plan means the Otis Worldwide Corporation Company Automatic Contribution Excess Plan, as amended from time to time.

(u)	Plan Account means an account maintained on behalf of a Participant for the purpose of crediting Company Automatic Contributions and Company Matching Contributions.

(v)	Plan Year means the calendar year.

(w)	Qualified Saving Plan means the United Technologies Corporation Employee Savings Plan until the Spin-off date and means the Otis Elevator Retirement Savings Plan from and after the Spin-off date.

(x)
Separation from Service means a Participant’s termination of employment with all Otis Companies, other than by reason of death.  A Separation from Service will be deemed to occur where the Participant and the Otis Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for Otis Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding thirty-six (36) months (or the entire period the Participant has provided services if the Participant has been providing services to Otis Companies for less than thirty-six (36) months).  A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one Otis Company to another Otis Company.   For avoidance of doubt, a transfer of employment from an entity that constitutes an Otis Company prior to the Spin-off to an entity that constitutes an Otis Company following the Spin-off shall not constitute a Separation from Service under this Plan or with respect to benefits accrued under the UTC CACEP and transferred to this Plan if such transfer is made in connection with the Spin-off, but a transfer from an Otis Company to UTC or Carrier (or one of their affiliates) after the Spin-off (and that otherwise satisfies the definition of a Separation from Service) shall constitute a Separation from Service.

(y)
Specified Employee means for the period (i) until the Corporation’s first specified employee effective date following the Spin-off, those officers and executives of the Corporation and its Subsidiaries who were identified as a specified employee of UTC on the “specified employee identification date” preceding such specified employee effective date (as such terms are defined by Treas. Regs. Sec. 1.409A-1(i)(3) and (4)); and (ii) from and after the Corporation’s first specified employee effective date following the Spin-off, each of the fifty (50) highest-paid officers and other executives of the Corporation and its affiliates (determined for this purpose under Treas. Regs. Sec. 1.409A-1(g)), effective annually as of April 1, based on Box 1 of Form W-2, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions.  Foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States will not be used to determine Specified Employees following the Spin-off.

(z)	Spin-off means the process by which the Corporation becomes a separate publicly traded company and no longer a UTC subsidiary.

(aa)
Subsidiary means any corporation, partnership, joint venture, limited company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

(bb)	UTC means United Technologies Corporation.

(cc)	UTC CACEP means the United Technologies Corporation Company Automatic Contribution Excess Plan.

ARTICLE III – ELIGIBILITY AND ENROLLMENT

Section 3.1 – Eligibility

Each Employee who meets the definition of a Participant for the Plan Year shall be eligible to participate in this Plan, if and to the extent, such Employee’s Eligible Earnings for such Plan Year are in excess of the IRS Compensation Limit or Company contributions to the Qualified Savings Plan for such Plan Year are limited by the IRS Contribution Limit.

Section 3.2 – Enrollment

An eligible Participant will automatically be enrolled in the Plan within thirty (30) days of the first pay date of the first Plan Year in which such Participant’s Eligible Earnings exceed the IRS Compensation Limit, or Company contributions to his or her accounts in the Qualified Savings Plan are barred by the IRS Contribution Limit (“Initial Enrollment Period”).

ARTICLE IV – PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1 – Distribution Election

A Participant must, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form to have the Participant’s Plan Account distributed in a lump sum or in two (2) to fifteen (15) annual installments.  To the extent no distribution election is made with respect to a Participant’s Plan Account, the distribution will be made in a lump sum at the time provided in Article VII.

Section 4.2 – Election Date

An Election Form must be completed and submitted to the Committee no later than the end of the Initial Enrollment Period (as defined in Section 3.2), or such other date as the Committee may specify and shall be effective with respect to benefits accrued for services to be performed after the election.  However, if the Participant is not eligible to make an initial distribution election within the Initial Enrollment Period under Treas. Regs. Sec. 1.409A-2(a)(7) (i.e., because he or she is already eligible to participate in another deferred compensation plan required to be aggregated with this Plan for Section 409A purposes), then such Election Form will be effective with respect to benefits accrued after the end of the Plan Year in which the Election Form is filed.  Except as provided below in Section 4.4 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline.

Section 4.3 – Investment Fund Allocations

A Participant’s Plan Account will be allocated to the Default Investment Option at the time the Participant first becomes eligible to participate in the Plan.  Participants may change the asset allocation of their existing Participant Plan Account balance, or the Investment Funds to which new contributions are allocated, as permitted by the Committee.

Section 4.4 – Change in Distribution Election

A Participant may make an irrevocable election to change the time or form of distribution, either by changing the number of installments (including changing to or from a lump sum), the commencement date, or both, for his or her Plan Account.  A change to the time or form of distribution must meet all of the following requirements:

(a)          The new election must be made at least twelve (12) months prior to the earlier of the date on which payments will commence under the current election and/or the date of a Separation from Service following attainment of age fifty (50) (and the new election shall be ineffective if the Participant incurs a Separation from Service within twelve (12) months after the date of the new election);

(b)          The new election will not take effect until at least twelve (12) months after the date when the new election is submitted in a manner acceptable to the Committee; and

(c)          The new payment commencement date must be at least five (5) years later than the date on which payments would commence under the current election.

A maximum of three change elections are allowed under the Plan.

Section 4.5 – Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee.  A Participant may change such designation on an electronic or written form acceptable to the Committee and any change will be effective on the date received by the Committee.  Designations received after the date of the Participant’s death will not be effective.  If a Beneficiary designation is not filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the Participant’s estate.  If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.5.  In the event of the death of a Participant, distributions shall be made in accordance with Section 7.6.

ARTICLE V – COMPANY CONTRIBUTIONS

Section 5.1 – Company Automatic Contribution Amount

(a)          Due to IRS Compensation Limit.  The Corporation will credit an age-graded Company Automatic Contribution to the Plan on behalf of each eligible Participant having Eligible Excess Compensation for the Plan Year, provided that the Participant is eligible for a Company Automatic Contribution under the terms of the Qualified Savings Plan for such Plan Year.  This contribution shall be a percentage of the Participant’s Eligible Excess Compensation based on the Participant’s date of hire and age as of December 31 of the Plan Year for which the contribution is credited determined under the Company Automatic Contribution formula in the Qualified Savings Plan.

(b)          Due to IRS Contribution Limit.  A Participant shall be immediately eligible to receive an allocation of Company Automatic Contributions for a Plan Year, if and to the extent, such contributions on behalf of the Participant to the Qualified Savings Plan for the Plan Year are limited by the IRS Contribution Limit.  This contribution shall be a percentage of the Participant’s Eligible Earnings up to the IRS Compensation Limit based on the Participant’s date of hire and age as of December 31 of the Plan Year for which the contribution is credited determined under the Company Automatic Contribution formula applicable to the Participant in the Qualified Savings Plan, with respect to Eligible Earnings paid to the Participant once the IRS Contribution Limit is reached, and will stop once the Participant’s Eligible Earnings equal the IRS Compensation Limit for the Plan Year.

(c)          No Duplication.  In no event shall a Participant be eligible for Company Automatic Contributions under this Plan if such contributions are made under the Qualified Savings Plan or would otherwise result in a duplication of benefits (e.g., if amounts are credited under any other Company deferred compensation plan with respect to the same Eligible Earnings).

Section 5.2 – Company Matching Contribution Eligibility and Amount

A Participant shall be eligible to receive an allocation of Company Matching Contributions for a Plan Year, if and to the extent, such Participant’s Qualified Savings Plan Contributions for such Plan Year are limited by the IRS Contribution Limit, and provided further that the Participant has made the maximum elective deferrals to the Qualified Savings Plan permitted under Section 402(g) of the Code or the terms of the Plan.  The allocation will be made with respect to Eligible Earnings paid to the Participant once the IRS Contribution Limit is reached, and will stop once the Participant’s Eligible Earnings equal the IRS Compensation Limit for the Plan Year.  The amount of the Company Matching Contribution shall be calculated in the same manner that Company Matching Contributions would be calculated under the Qualified Savings Plan if the IRS Contribution Limit did not apply and assuming that the Participant would have continued to contribute at least six percent (6%) of the Participant’s Eligible Earnings (or if the matching formula changes under the Qualified Savings Plan, the minimum amount necessary to receive the maximum match under the Qualified Savings Plan) if the Participant were permitted to do so but for the IRS Contribution Limit.  In no event shall a Participant be eligible for an allocation of Company Matching Contributions under this Plan with respect to Eligible Excess Compensation, or if such contributions are made under the Qualified Savings Plan or credited under any other Company deferred compensation plan with respect to the same Eligible Earnings.

Section 5.3 – Timing of Contribution

Allocation of Company Automatic Contributions and Company Matching Contributions shall be made no less frequently than annually with respect to each Plan Year.  The Corporation may in its sole discretion credit additional amounts to Participants’ Plan Accounts, may specify vesting requirements applicable to such additional amounts and need not treat Participants uniformly.

Section 5.4 – Vesting of Contributions

A Participant shall be vested in the value of contributions credited to his or her Plan Account upon the first to occur of the following:  participation in the Plan (including the UTC CACEP prior to the Spin-off) for two (2) years; completion of three (3) years of “Continuous Service” (as defined in the Qualified Savings Plan); attainment of age sixty-five (65); the death or Disability of the Participant while employed by an Otis Company; the layoff of a Participant from an Otis Company due to lack of work; or the Participant’s entrance into United States military service before completing two (2) years of Plan participation.

Section 5.5 – Annual Contribution Limitation

In no event shall the aggregate contributions made to a Participant’s Plan Account under Section 5.1(b) and Section 5.2 as a result of the Participant’s deferral elections under the Qualified Savings Plan for the Plan Year exceed the amounts permitted to be made to a “linked” Plan under Treasury Regulations issued under Section 409A.

ARTICLE VI – ARTICLE VI - PLAN ACCOUNTS

Section 6.1 – Accounts

A Plan Account will be established for each Participant.  Contributions made under the Plan shall be allocated or reallocated among Investment Funds in accordance with the Plan terms and each Participant’s instructions in the manner set forth in Section 4.3.

Section 6.2 – Valuation of Investment Funds

Company Automatic Contributions and Company Matching Contributions allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of the date the contribution is credited to the Participant’s applicable Investment Fund.  The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.

Section 6.3 – Reports to Participants

The Committee will provide or make available detailed information to Participants regarding the credited value of Plan Accounts, distribution elections, Beneficiary designations, and Investment Fund allocations.  Such information may be provided via electronic media as determined by the Committee.  No Otis Company, no director, officer or employee of an Otis Company, and no entity retained by an Otis Company to provide Plan services shall have any liability to any Participant or Beneficiary for any failure or delay in providing such information, or for the results of any error (including the failure to implement any Investment Fund allocation) disclosed in such information.

ARTICLE VII – DISTRIBUTION OF PLAN ACCOUNT

Section 7.1 – Timing of Plan Distributions

Except as provided in Section 4.4 (Change in Distribution Election), Section 7.4 (Separation from Service before Attaining Age Fifty (50)), Section 7.5 (Separation from Service of Specified Employees), and Section 7.6 (Death), the value of a Participant’s Plan Account will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the calendar year of the Participant’s Separation from Service.

Section 7.2 – Method of Distribution

Except as provided in Section 7.4 (Separation from Service before Attaining Age Fifty (50)), Section 7.6 (Death), or as provided in the following sentence (Company Automatic Contributions and Benefit Reduction Contributions based on compensation earned before the Participant’s benefit distribution election), a Plan Account will be distributed to the Participant in a single lump-sum payment, or in a series of annual installment payments, in accordance with the Participant’s election on file.  As provided in Article IV, any Benefit Reduction Contribution or Company Automatic Contribution based on compensation that a Participant earns after the Participant becomes eligible to participate in the Plan, but before the Participant makes a valid distribution election, shall be paid in a lump sum, or as otherwise provided in a change in distribution election made pursuant to Section 4.4.

Annual installment distributions shall be payable to the Participant beginning on the payment commencement date and continuing as of each anniversary of the payment commencement date thereafter until all installments have been paid.  To determine the amount of each installment, the value of the Participant’s Plan Account on the payment date will be multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of scheduled installments.

Section 7.3 – Form of Distribution

Plan Account distributions will be made in cash.

Section 7.4 – Separation from Service before Attaining Age Fifty (50)

If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Account will be distributed to the Participant in a lump-sum payment in April of the calendar year following the calendar year of the Participant’s Separation from Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Section 7.5 below, if later) regardless of the distribution option elected and regardless of any change in the distribution election.

Section 7.5 – Separation from Service of Specified Employees

Distributions to Specified Employees on account of a Separation from Service will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service.  All Plan Accounts shall continue to accrue hypothetical investment gains and losses as provided in Article VI until the distribution date.  In the case of a distribution in installments, the date of subsequent installments shall not be affected by the delay of any installment hereunder.

Section 7.6 – Death

In the event of the death of a Participant before the Participant’s Plan Account has been fully distributed, the full remaining value of the Participant’s Plan Account will be distributed to the designated Beneficiary or the Participant’s estate in a lump sum no later than December 31 of the year immediately following the year in which the death occurred.  Upon notification of death, pending distribution, the value of the Participant’s Plan Account will be allocated to the Default Investment Option.

Section 7.7 – Accelerated Distribution in the Case of an Unforeseeable Emergency

(a)          The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of a Participant’s Plan Account upon the occurrence of an Unforeseeable Emergency.  An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case.  Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship).

(b)          Distributions on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need.  Such amount may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

(c)          The Committee will determine from which Investment Funds hardship distributions will be made.  Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of an Unforeseeable Emergency.

Section 7.8 – Disability

In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A, the Participant’s Plan Accounts will be distributed in accordance with the Participant’s elections on file.

Section 7.9 – Administrative Adjustments in Payment Date

A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the fifteenth (15th) day of the third (3rd) calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).  A payment is also treated as being made on the date when it is due under the Plan if the payment is made not more than thirty (30) days before the due date specified by the Plan.  In no event will a payment to a Specified Employee be made or commence earlier than the first day of the seventh (7th) month following the date of Separation from Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 7.9.

Section 7.10 – Minimum Balance Payout Provision

If a Participant’s Plan Account balance under this Plan (and under all other nonqualified deferred compensation plans of the Corporation that are required to be aggregated with this Plan under Section 409A), determined at the time of the Participant’s Separation from Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Plan) in a lump sum in the month of April following the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution.  Any exercise of the Committee’s discretion taken pursuant to this Section 7.10 shall be evidenced in writing, no later than the payment date.

ARTICLE VIII – AMENDMENT AND TERMINATION OF PLAN

Section 8.1 – Amendment

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment.  In the event of any change in law or regulation relating to the Plan or the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VII.  To the extent any rule or procedure adopted by the Committee is inconsistent with a provision of the Plan that is administrative, technical or ministerial in nature, the Plan shall be deemed amended to the extent of the inconsistency.

Section 8.2 – Plan Suspension and Termination

(a)          The Committee may, at any time, suspend or terminate the Plan if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b)          In the event of the suspension of the Plan, no additional contributions shall be made under the Plan.  All previous contributions shall be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c)          Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A.  All payments that may be made pursuant to this Section 8.2(c) shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan.  The Corporation may not accelerate payments pursuant to this Section 8.2(c) if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Regs. Sec. 1.409A-3(j)(4)(ix)(C)(1).  If the Corporation exercises its discretion to accelerate payments under this Section 8.2(c), it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination.  The Committee may also provide for distribution of Plan Accounts following a termination of the Plan under any other circumstances permitted by Section 409A.

Section 8.3 – No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE IX – GENERAL PROVISIONS

Section 9.1 – Unsecured General Creditor

The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future.  Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation.  No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.

Section 9.2 – Nonassignability other than for Domestic Relations Orders

(a)          Except as provided in subsection (b) or (c) below, no Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan and all Plan Accounts and the rights to all payments are unassignable and non-transferable.  Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations.  Plan Accounts or any other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

(b)          The Plan shall comply with the terms of any valid domestic relations order submitted to the Committee.  Any payment of a Participant’s Plan Account to a party other than the Participant, pursuant to the terms of a domestic relations order, shall be charged against and reduce the Participant’s Plan Account.  Neither the Plan, the Corporation, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of a domestic relations order.

(c)          To the extent that any Participant, Beneficiary or other person receives an excess or erroneous payment under the Plan, the amount of such excess or erroneous payment shall be held in a constructive trust for the benefit of the Corporation and the Plan, and shall be repaid by such person upon demand.  The Committee may reduce any other benefit payable to such person, or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous payment or the proceeds thereof.  Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any Otis Company to the extent permitted by Section 409A.

Section 9.3 – No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any Otis Company and any Participant.  Participants and Beneficiaries will have no rights against any Otis Company resulting from participation in the Plan other than as specifically provided herein.  Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any Otis Company for any length of time or to interfere with the right of any Otis Company to terminate a Participant’s employment.

Section 9.4 – Governing Law

The provisions of the Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.

Section 9.5 – Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 9.6 – Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail to the Otis Worldwide Corporation, One Carrier Place, Farmington, Connecticut 06032, Attn:  Otis Employee Benefit Plan Committee.  Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation.  Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 9.7 – Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 9.8 – Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary.  Any such payment from a Participant’s Plan Account shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

Section 9.9 – Section 409A Compliance

To the extent that rights or payments under this Plan are subject to Section 409A, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid.  Any distribution election that would not comply with Section 409A shall not be effective for purposes of this Plan.  To the extent that a provision of this Plan does not comply with Section 409A, such provision shall be void and without effect.  The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any payment.  In no event shall any Otis Company; any director, officer, or employee of an Otis Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

Section 9.10 – Withholding Taxes

The Committee may make any appropriate arrangements to deduct from all contributions, vested Plan Accounts and distributions under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.

ARTICLE X – ADMINISTRATION AND CLAIMS

Section 10.1 – Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan and shall be the “administrator” of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.  All decisions and interpretations of the Committee shall be final and binding on all parties.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at Otis Worldwide Corporation, One Carrier Place, Farmington, CT 06032, Attn:  Employee Benefit Plan Committee.  The Committee shall respond in writing as soon as practicable.

Section 10.2 – Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 10.2 as a “Claimant”) may file a written request with the Committee setting forth the claim.  The Committee shall consider and resolve the claim as set forth below.

(a)          Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within ninety (90) days.  The Committee may, however, extend the response period for up to an additional ninety (90) days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  The Committee shall respond to the claim within the specified period.

(b)          If the claim is denied in whole or in part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial; (ii) the specific reference to relevant provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of the claim; and (vi) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)          Within sixty (60) days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination.  The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred from challenging the determination.

(d)          Within sixty (60) days after the Committee receives a request for review, it will review the initial determination.  If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e)          All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (ii) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (iii) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

CERTAIN REGULATORY MATTERS

The Plan is subject to ERISA.  However, because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements.  Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements.  A portion of this Plan constitutes an “excess benefit plan” as defined in Section 3(36) of ERISA.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:

Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032
Attn: Otis Employee Benefit Plan Committee
Telephone: 860-676-6000